Exhibit 10.4

MF Global Ltd.

Amended and Restated 2007 Long Term Incentive Plan

Form of Restricted Share Unit Award Agreement

Parties: Employee and MF Global Ltd.

Subject of Agreement: Restricted Share Units (RSUs)

Key Terms:

•	Vesting on the 3rd anniversary of the grant date or in equal installments on the 1st, 2nd and 3rd anniversary of the grant date, as determined by the Head of Human Resources

•	Effect of Termination of Employment/Change in Control

• Death/Disability:	Full vesting

• For Cause:	Forfeit all unvested RSUs

• Redundancy:	Pro-rata vesting (rounded up to one year for terminations in the first year)

• Mutually Agreed Termination or Resignation:	Default is forfeit all unvested RSUs, but if termination is mutually agreed with prior consent, Committee may provide pro rata vesting (rounded up to one year for terminations in the first year)

• Retirement:	Default is pro-rata vesting (rounded up to one year for terminations in the first year), but if retirement is with 10 years of service Committee may provide for full vesting

• Change in Control:	Full vesting

•	Delivery of shares upon vesting (except in limited circumstances in connection with a change in control if necessary to avoid adverse consequences under Section 409A of the tax laws)

•	Subject to payment of withholding taxes, securities law and any consents requested by the company; not transferable; no dividend equivalents; mandatory arbitration

•	Forfeiture of unvested RSUs and RSU Shares may occur upon breach of confidentiality, non-solicitation and non-competition

3-Year Cliff Vesting

MF GLOBAL LTD.

AMENDED AND RESTATED

2007 LONG TERM INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

This Agreement (this “Agreement”) sets forth the terms and conditions of the award (this “Award”) granted to the recipient set forth in Section 2 (the “Grantee”) by MF Global Ltd., a Bermuda exempted company (the “Company”), under the MF Global Ltd. Amended and Restated 2007 Long Term Incentive Plan (the “Plan”), of Restricted Share Units (the “RSUs”) in respect of common shares of the Company, par value U.S. $1.00 per share (the “Shares”) on the terms and conditions set forth herein.

1. The Plan. This Award is made pursuant to the Plan, a copy of which has been made available to the Grantee, and the terms of the Plan are incorporated into this Agreement, except as otherwise specifically stated herein. Capitalized terms used in this Agreement and any Annex that are not defined in this Agreement or such Annex have the meanings as used or defined in the Plan. References in this Agreement to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.

2. Award. Effective as of the date set forth below (the “Grant Date”), the Company hereby grants to the Grantee the following number of RSUs under the Plan as compensation for the Grantee’s service as an employee of the Company (or any Subsidiary or Affiliate):

Name of Grantee:

Grant Date:

Number of RSUs:

Each RSU constitutes an unfunded and unsecured promise of the Company to deliver by issue (or cause to be delivered by transfer or otherwise) to the Grantee, subject to the terms and conditions of this Agreement, one Share on the Delivery Date as provided in this Agreement (the Shares that are deliverable to the Grantee pursuant to Section 9, the “RSU Shares”). Until such delivery, the Grantee has only the rights of a general unsecured creditor, and no rights as a shareholder, of the Company. THIS AWARD IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ANY FORFEITURE PROVISIONS SET FORTH IN SECTION 15 OR ANY ANNEX TO THIS AGREEMENT (WHERE APPLICABLE), THE DATA PRIVACY CONSENT SET FORTH IN SECTION 21, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 22, THE ELECTRONIC DELIVERY CONSENT SET FORTH IN SECTION 23 AND THE ACCEPTANCE PROVISIONS SET FORTH IN SECTION 26.

3. Vesting. Except as otherwise provided in Sections 5, 6 and 26 or the terms of any employment or similar agreement between the Grantee and the Company (or any Subsidiary or Affiliate), the RSUs will vest in full on the third anniversary of the Grant Date (the “Scheduled Vesting Date”).

4. Delivery.

(a) Subject to Sections 8 and 19 and except as otherwise provided in this Agreement, the RSU Shares will be delivered to the Grantee on the earliest of: (1) the Scheduled Vesting Date, (2) the date specified in Section 5 or (3) the date the RSU Shares are required to be delivered in accordance the terms of any employment or similar agreement between the Grantee and the Company (or any Subsidiary or Affiliate) upon the Grantee’s termination of employment (such date the “Delivery Date”).

(b) Notwithstanding Section 4(a), if the Grantee’s employment is terminated by the Company (or any Subsidiary or Affiliate) for Cause or the Committee determines that an event constituting Cause has occurred but before the Delivery Date, the Grantee’s rights to this Award will terminate and the RSU Shares will not be delivered at any time. For purposes of this Agreement, “Cause” means the Grantee’s (i) conviction, or plea of nolo contendere (or a similar plea), in a criminal proceeding; (ii) misconduct; (iii) dishonesty; (iv) violation of any law, rule, regulation of any governmental authority, securities exchange or association or any other regulatory or self-regulatory body or agency applicable to the Grantee or the Company (or any Subsidiary or Affiliate), or any material violation of the Company’s (or any Subsidiary’s or Affiliate’s) policies or procedures; (v) willful or repeated failure or refusal to perform the Grantee’s duties satisfactorily; (vi) engaging in any activity deemed by the Committee to be contrary or harmful to the interests of the Company (or any Subsidiary or Affiliate); or (vii) such other or different circumstances as the Committee may determine to constitute Cause; in each case as determined by the Committee, which determination will be final, binding and conclusive; provided, however, that if “Cause” is defined in an employment or similar agreement between the Grantee and the Company (or any Subsidiary or Affiliate), that definition will apply in lieu of the definition set forth herein.

(c) Subject to the Plan and applicable law, in the discretion of the Committee, in lieu of all or any portion of the RSU Shares otherwise deliverable and in accordance with Section 10(b) of the Plan, the Company may deliver cash, other securities, other Awards or other property, and in such case, all references in this Agreement to deliveries of RSU Shares will, as applicable, be deemed to include such deliveries of cash, other securities, other Awards or other property; provided that any cash, other securities, other Awards or other property that may be delivered shall not have the effect of deferring delivery or payment, U.S. income inclusion, or a substantial risk of forfeiture beyond the date on which such delivery, payment or inclusion would occur or such risk of forfeiture would lapse, with respect to the RSU Shares that would otherwise have been deliverable.

5. Termination of Employment. Subject to Sections 6 and 20 and the terms of any employment or similar agreement between the Grantee and the Company (or any Subsidiary or Affiliate), if the Grantee’s employment with the Company and its Subsidiaries and Affiliates terminates for any reason prior to the Scheduled Vesting Date, the RSUs will automatically be forfeited in full and cancelled by the Company upon such termination of employment, and no RSU Shares will be delivered at any time, except as follows:

(a) Death or Disability. If the Grantee’s termination of employment is due to the Grantee’s death or Disability, the RSUs will vest in full as of the date of such termination and be paid out to the Grantee (or his/her estate or guardian, as the case may be) promptly after but not more than 60 days after the date of the Grantee’s death or Disability. For purposes of this Agreement, “Disability” has the meaning set forth in Section 409A(a)(2)(C) of Internal Revenue Code of 1986, as amended, as in effect on the relevant date (or, if none, will be determined by the Committee in its sole discretion).

(b) Retirement. If the Grantee’s termination of employment is by reason of Retirement, a portion of the RSUs will vest as calculated on a pro rata basis by multiplying (i) the number of RSUs subject to this Award by (ii) the greater of (A) one-third and (B) a fraction, the numerator of which is the number of days that have elapsed from and including the Grant Date through the effective date of the Grantee’s termination of employment, and the denominator of which is 1,095 (the “Pro Rata Portion”) and be paid out to the Grantee promptly after but not more than 60 days after the date of the Grantee’s Retirement. The remainder of the RSUs will be forfeited; provided that if the Grantee has completed at least 10 years of continuous service with the Company and its Subsidiaries and Affiliates (including service with any Man Group plc entity before the Effective Date of the Plan) at the time of such termination (or such shorter period of service as determined by the Committee), the Committee in its sole discretion may provide that the RSUs will vest in full as of the effective date of the Grantee’s termination and be paid in accordance with this Section 5(b). For purposes of this Agreement, “Retirement” means a termination after age 60 in accordance with the retirement policies of the Company (or, as applicable, one of its Subsidiaries or Affiliates).

(c) Voluntary Resignation with Consent. If the Grantee’s employment is terminated by the Grantee for any reason (other than death, Disability or Retirement), the RSUs will be forfeited; provided that if such termination is mutually agreed with the prior written consent of the Company, the Committee in its sole discretion may provide that a Pro Rata Portion (or such other amount that the Committee may determine) of the RSUs will vest as of the effective date of the Grantee’s termination of employment and be paid out to the Grantee promptly after but not more than 60 days after such date. The remainder of the RSUs will be forfeited.

(d) Redundancy. If the Grantee’s employment is terminated by the Company (or any Subsidiary or Affiliate) for reasons of Redundancy (which for avoidance of doubt does not include a termination for death, Disability, Retirement or Cause), subject to the Grantee’s delivering to the Company and not revoking a general release of all claims in such form and substance satisfactory to the Company within 55 days following the date of such termination, the Pro Rata Portion of the RSUs will vest as of the effective date of the Grantee’s termination of employment and be paid out to the Grantee promptly after but not more than 60 days after such date. The remainder of the RSUs will be forfeited. For purposes of this Agreement, whether a termination of the Grantee’s employment is for reasons of “Redundancy” will be determined by the Committee in its sole discretion.

6. Change in Control. Notwithstanding any other provision of this Agreement or the Plan:

(a) If this Award does not constitute “nonqualified deferred compensation” subject to Section 409A, upon a Change in Control, all of the Grantee’s outstanding RSUs will vest and, subject to applicable law, the Shares underlying the Grantee’s outstanding RSUs (or cash equal to the Fair Market Value thereof) will be delivered to the Grantee promptly after but not more than 60 days after the date of the Change in Control.

(b) If this Award constitutes “nonqualified deferred compensation” subject to Section 409A, upon a Change in Control that is a Qualified Change in Control, all of the Grantee’s outstanding RSUs will vest and, subject to applicable law, the Shares underlying the Grantee’s outstanding RSUs (or cash equal to the Fair Market Value thereof) will be delivered to the Grantee promptly after but not more than 60 days after the date of the Change in Control.

(c) If this Award constitutes “nonqualified deferred compensation” subject to Section 409A, upon a Change in Control that is not a Qualified Change in Control, all of the Grantee’s outstanding RSUs will vest and, subject to applicable law, the Shares underlying the Grantee’s outstanding RSUs (or cash equal to the Fair Market Value thereof) will be delivered to the Grantee on the Delivery Date in accordance with Section 4. Any cash payment pursuant to this Section 6(c) will be credited with interest from the date of the Change in Control through the Delivery Date at the federal funds rate (as reported in the Wall Street Journal), compounded daily.

7. No Dividend Equivalents. The Grantee will not be entitled to receive dividends equivalents in respect of the RSUs unless otherwise determined by the Committee.

8. Tax Withholding. Prior to the issuance of the RSU Shares or as otherwise required by any local laws, the Grantee will pay, or otherwise provide for to the satisfaction of the Company, any applicable federal, state, local and foreign withholding obligations of the Company. To the extent permitted by law, the Grantee may provide for payment of withholding taxes by requesting that the Company retain RSU Shares with a Fair Market Value (determined as of the Delivery Date) equal to the statutory minimum amount of taxes required to be withheld. In such case, the Company will issue the net number of RSU Shares to the Grantee by deducting the RSU Shares retained from the RSU Shares issuable upon payment of the RSUs. If the Grantee fails to make such payment or otherwise satisfy such obligations, the Company shall, to the extent permitted by law, have the right (but not the obligation) to deduct from any payment of any kind otherwise due to the Grantee (including RSU Shares hereunder) any federal, state, local or foreign withholding obligations with respect to the issuance of the RSU Shares.

9. Issuance of RSU Shares. On or as promptly as is practicable after the Delivery Date, the Company will issue the RSU Shares registered in the name of the Grantee, the Grantee’s authorized assignee or the Grantee’s legal representative, as applicable, and, upon request, will deliver certificates representing the RSU Shares with the appropriate legends affixed thereto. The Company may reasonably postpone the issuance of the RSU Shares until it receives satisfactory proof that the issuance of such RSU Shares will not violate any of the provisions of the Securities Act or the Exchange Act, any rules or regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder, or the requirements of applicable state or foreign law relating to authorization, issuance or sale of securities, or until there has been compliance with the provisions of such acts or rules; provided that the delivery shall be made at the earliest date at which the Company reasonably anticipates that it will not cause such violation. The Company may also reasonably postpone the issuance of the RSU Shares in the event of the Grantee’s death until it receives such evidence as the Committee deems necessary to establish the validity of the issuance to the Grantee’s estate. Notwithstanding the provisions of this Section 9, the Company will not act in a manner as to cause the delivery of the RSU Shares to fail to be exempt from Section 409A or to comply with the requirements of Section 409A. The Grantee understands that the Company is under no obligation to register or qualify the RSU Shares with the SEC, any state securities commission or any securities exchange to effect such compliance.

10. Legends and Trading Policies.

(a) The Company may reasonably restrict the sale, transfer or other disposition of the RSU Shares until it receives satisfactory proof that the disposition will not violate any of the provisions of the Securities Act or the Exchange Act, any rules or regulations of the SEC promulgated thereunder, or the requirements of applicable state or foreign law relating to the sale, transfer or other disposition of securities, or until there has been compliance with the provisions of such acts or rules. The Company may affix to certificates representing RSU Shares issued pursuant to this Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which the Grantee may be subject under a separate agreement with the Company (or any Subsidiary or Affiliate)) and may advise the transfer agent to place a stop order against any legended RSU Shares.

(b) To the extent applicable, the Grantee agrees that he or she will not sell, transfer by any means or otherwise dispose of the RSU Shares acquired by him or her except in accordance with the Company’s insider trading policy regarding the sale and disposition of securities owned by employees of the Company (or any Subsidiary or Affiliate).

11. Non-Transferability of RSUs. The RSUs may not be transferred in any manner except by will or the laws of descent and distribution, and any attempt to transfer the RSUs in violation of this Section 11 will be null and void.

12. Privileges of Share Ownership. The Grantee will not have any of the rights of a shareholder of the Company with respect to any RSU Shares (and, for avoidance of doubt, will not be deemed to own any RSU Shares for purposes of any employment or similar agreement or otherwise) until the RSU Shares are issued to the Grantee and no adjustment will be made for cash distributions in respect of such RSU Shares for which the record date is prior to the date upon which such Grantee will become the holder of record thereof.

13. Entire Agreement. This Agreement (together with any Annex), the Plan and any such other documents as may be executed in connection with the issuance of the RSU Shares constitute the entire agreement and understanding of the Company and the Grantee with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. In the event of any conflict between the Plan and this Agreement, the provisions of this Agreement shall govern. The Committee reserves the right at any time to amend the terms and conditions set forth in this Agreement; provided, that, notwithstanding the foregoing, no such amendment shall materially impair the Grantee’s rights under this Agreement without the Grantee’s consent (or the consent of the Grantee’s estate, if such consent is obtained after the Grantee’s death) or cause the delivery of the RSU Shares to fail to be exempt from Section 409A or to comply with the requirements of Section 409A. Any amendment of this Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.

14. Employment Rights.

(a) No Obligation to Employ. Nothing in the Plan or this Agreement will confer on the Grantee any right to continue to serve as an employee of, or to continue in any other relationship with, the Company (or any Subsidiary or Affiliate), or limit in any way the right of the Company (or any Subsidiary or Affiliate) to terminate the Grantee’s employment or other relationship at any time, with or without Cause.

(b) Discretion. The Grantee shall not be entitled, and by accepting the RSUs he or she shall be deemed to have waived any possible entitlement, to any compensation for any loss he or she may suffer as a result of the exercise, or the failure to exercise, any of the discretions under the Plan, even if such exercise (or failure to exercise) constitutes a breach of contract by the Company (or any Subsidiary or Affiliate) or a breach of any other duty owed by the Company (or any Subsidiary or Affiliate) or gives rise to any other claim whatsoever.

(c) Compensation. If the Grantee shall cease to be employed by or hold office in the Company (or any Subsidiary or Affiliate) for any reason whatsoever, including as a result of being wrongfully or unfairly dismissed, he or she shall not be entitled, and by accepting the RSUs he or she shall be deemed to have waived any possible entitlement, to any sum or benefit to compensate him or her for any consequential loss or curtailment of any right or benefit accrued or in prospect under the Plan, and any such loss or curtailment shall not form part of any claim for damages for breach of any contract of employment of or compensation for unfair or wrongful dismissal or any other claim whatsoever.

(d) Claims. By accepting the RSUs the Grantee agrees that the waivers and exclusions contained in Sections 14(a), 14(b), 14(c) and this Section 14(d) apply in relation to any claim he or she may have against the Company or any Subsidiary or any Affiliate which employs (or has employed) him or her and any officer or employee thereof, as well as to the Company (if it is not the employing entity) and its officers and employees. Such waivers and exclusions are enforceable by those persons in their own right. The Plan may be terminated or varied without the consent of those persons but not so as to limit or remove the waivers or exclusions in respect of matters which had arisen before the date of the termination or variation.

15. Forfeiture upon Breach of Confidentiality, Noncompetition and Nonsolicitation Restrictions. The Grantee agrees that cancellation of this Agreement and forfeiture of all vested and unvested RSUs and RSU Shares otherwise payable pursuant hereto will result if the Grantee breaches the restrictive covenants set forth in any employment or similar agreement between the Grantee and the Company (or any Subsidiary or Affiliate) or in any Annex to this Agreement, the provisions of which are incorporated into this Agreement by reference. Any RSU Shares forfeited in accordance with this Agreement will be tendered to the Company for repurchase for nominal consideration to be determined by the Committee in its sole discretion, and shall either be cancelled by the Company or returned to the Company.

16. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement will be in writing and addressed to the Head of Human Resources of the Company at its principal corporate offices in New York, New York (United States of America). Any notice required to be given or delivered to the Grantee will be in writing and addressed to the Grantee at the address last on the records of the Company (or any Subsidiary or Affiliate). All notices will be deemed to have been given or delivered upon: personal delivery; three days after deposit in the United States mail by certified or registered mail (return receipt requested); two business days after deposit with any return receipt express international courier (prepaid); one business day after deposit with any return receipt express United States courier (prepaid); or one business day after transmission by confirmed facsimile (with a notice contemporaneously given by another method specified in this Section 16).

17. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, all the provisions of the Plan and this Agreement will be binding upon the Grantee and the Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.

18. Adjustments. In the event of any change in the outstanding Shares after the Grant Date or any other event described in Section 5 of the Plan occurring after the Grant Date, the Board or the Committee will make such equitable substitution or adjustment (including cash payments) as provided for under Section 5 of the Plan in order to preserve the value of this Award.

19. Binding Effect. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Agreement will lie within its sole and absolute discretion, as the case may be, and will be final, conclusive and binding on the Grantee and all persons claiming under or through the Grantee.

20. Section 409A/Delay in Payment. The Company intends that the RSUs shall not constitute “nonqualified deferred compensation” subject to Section 409A and this Agreement shall be interpreted, administered and construed consistent with such intent; provided, however, that if the Grantee is or will become eligible to terminate employment by reason of Retirement on or before the Scheduled Vesting Date, this Award shall constitute “nonqualified deferred compensation” subject to Section 409A once the Grantee becomes eligible to terminate employment by reason of Retirement and, in such case, this Agreement shall be interpreted, administered and construed in a manner consistent with complying with such provisions. To the extent required in order to avoid the imposition of any interest and additional tax under Section 409A, any payments or delivery of RSU Shares payable as a result of the Grantee’s termination of employment with the Company (or any Subsidiary or Affiliate), including, without limitation, pursuant to Section 5(c), will be delayed until the first business day of the seventh month following such termination of employment, or if earlier, the date of the Grantee’s death, if the Grantee is deemed to be a “specified employee” as defined in Section 409A and as determined by the Company. If, and only to the extent that, this Award constitutes “deferred compensation” within the meaning of Section 409A, any delivery of RSU Shares provided for in this Agreement in connection with the Grantee’s termination of employment shall be made to the Grantee only upon a “separation from service” (as such term is defined and used in Section 409A). Each payment under the RSUs shall be treated as a separate payment for purposes of Section 409A.

21. Data Privacy Consent. In order to administer the Plan and this Award, the Company may process personal data about the Grantee. Such data may include, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Grantee such as the Grantee’s home address and telephone number, date of birth, social security or other identification number, salary and other payroll information, nationality, job title, directorships and/or Shares held in the Company, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan and this Award. By accepting this grant, the Grantee hereby gives explicit consent to the Company (a) to process any such personal data and (b) to transfer any such personal data outside the country in which the Grantee works or is employed, including, if the Grantee is a non-United States resident, to the United States, to transferees who will include the Company, its Subsidiaries and Affiliates, and to other persons who are designated by the Company to administer the Grantee’s participation in the Plan (including without limitation to any broker or other third party with whom the RSU Shares acquired on payment of this Award may be deposited).

22. Arbitration/Choice of Forum.

(a) Any dispute, controversy or claim between the Company and the Grantee, arising out of or relating to or concerning the Plan or this Agreement (including any Annex), will be finally settled by arbitration in New York, New York, United States of America (or, if the Grantee is a non-United States resident, in London, England) before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) (or, if the Grantee is a non-United States resident, the International Centre for Dispute Resolution) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by the Grantee must first be submitted to the Committee in accordance with claims procedures determined by the Committee. This Section is subject to the provisions of Sections 22(b) and (c) below.

(b) THE COMPANY AND THE GRANTEE HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AGREEMENT THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO SECTION 22(a) OF THIS AGREEMENT. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Company and the Grantee acknowledge that the forum designated by this Section 22(b) has a reasonable relation to the Plan, this Agreement, and to the Grantee’s relationship with the Company. Notwithstanding the foregoing, nothing herein will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 22.

(c) The agreement by the Grantee and the Company as to forum is independent of the law that may be applied in the action, and the Grantee and the Company agree to such forum even if the forum may under applicable law choose to apply non-forum law. The Grantee and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which the Grantee or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 22(b). The Grantee and the Company undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Agreement in any forum other than a forum described in this Section 22. The Grantee and the Company agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Grantee and the Company.

(d) The Grantee irrevocably appoints the Secretary of the Company as the Grantee’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Agreement which is not arbitrated pursuant to the provisions of Section 22(a), who will promptly advise the Grantee of any such service of process.

(e) The Grantee hereby agrees to keep confidential the existence of, and any information concerning, a dispute described in this Section 22, except that the Grantee may disclose information concerning such dispute to the arbitrator or court that is considering such dispute or to the Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute), or as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law). Nothing in this Agreement prohibits the Grantee from providing truthful testimony concerning the Company (or any Subsidiary or Affiliate) to governmental, regulatory or self-regulatory authorities.

(f) The Grantee recognizes and agrees that prior to the grant of this Award the Grantee has no right to any benefits hereunder. Accordingly, in consideration of the receipt of this Award, the Grantee expressly waives any right to contest the amount of this Award, terms of this Agreement, or any determination, action or omission hereunder or under the Plan made or taken in good faith by the Committee, the Company or the Board, or any amendment to the Plan or this Agreement (other than an amendment to which the Grantee’s consent is expressly required by Section 13 or Section 14 of the Plan) and the Grantee expressly waives any claim related in any way to this Award including any claim based on any promissory estoppel or other theory in connection with this Award and the Grantee’s employment with the Company (or any Subsidiary or Affiliate).

23. Electronic Delivery. The Company in its sole discretion may decide to deliver any documents related to the Plan, the RSUs or future Awards that may be awarded under the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery, including by accessing such documents on a website, and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. In addition, the Company may choose to provide and deliver certain statutory and/or bye-law materials or documents relating to the Plan in electronic form. The Grantee hereby further consents to receive the Plan prospectus, the Company’s annual report and proxy statement and other required documents in an electronic format. The Grantee may at any time elect to receive paper copies of these documents by contacting the Secretary of the Company with this request.

24. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (UNITED STATES OF AMERICA) WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

25. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original.

26. Acceptance. The vesting of this Award is contingent on the Grantee accepting this Award and agreeing to its terms (including the forfeiture provisions set forth in Section 15). If the Grantee does not sign in the signature block set forth below and return an executed copy of this Agreement to the Head of Human

Resources of the Company at its principal corporate offices in New York, New York (United States of America) (or, if the Grantee does not accept and agree to the terms of this Award through an electronic grant notification system maintained by or on behalf of the Company) on or before on or before —, 2009, the RSUs will not vest and will automatically be forfeited and cancelled by the Company.

[Remainder of the page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed as of the date indicated below, effective as of the Grant Date.

MF GLOBAL LTD.

By:
Name:
Title:

Dated:

Accepted and Agreed:

[Name of Grantee]

Dated:

Annex